Exhibit 10.80

Corporate Performance Plan For 2020

CORNING INCORPORATED

PERFORMANCE SHARE UNIT AGREEMENT

(Incentive Stock Rights)

(Terms and Conditions)

Important Note:  100% of the awards offered under the executive long-term incentive plan for 2020 are contingent on Employee accepting the terms and conditions of a Non-Compete Agreement attached as Appendix A to the 2020 Restricted Stock Unit Agreement before May 29,  2020.  Failure to accept these terms and conditions will result in the forfeiture and cancellation of 100% of the awards offered.

This Performance Share Unit Agreement (“Agreement”) dated February 5,  2020 between Corning Incorporated (the “Company”) and the employee (the “Employee”) is subject in all respects to the Company’s 2012 Long-Term Incentive Plan as amended from time to time (the “Plan”), a copy of which may be obtained from the Company's Secretary at One Riverfront Plaza, Corning, New York  14831.  Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Plan.

1.  Awards of Rights.  Corning hereby awards to the employee (the “Employee”) Incentive Stock Rights (the “Incentive Stock Rights”).

Each Incentive Stock Right shall entitle the Employee to receive from Corning one share of Corning's common stock ("Common Stock"); provided that both the “Performance-Based Vesting Requirement” set forth in Section 3 and the “Service Based Vesting Requirement” set forth in Section 4 are satisfied.  Prior to vesting pursuant to Sections 3 and 4, the Incentive Stock Units shall not be earned and shall remain subject to forfeiture.

If the Employee satisfies the service based vesting requirements set forth in both Sections 3 and 4, such Common Stock, if any, shall be paid to the Employee as set forth in Section 6.

2.  Non-Transferability.  The Incentive Stock Rights may not be sold, assigned, transferred, pledged or otherwise encumbered by or on behalf of or for the benefit of the Employee.

3.  Performance-Based Vesting Requirement.

(a)  Within ninety days following the beginning of each fiscal year ending on December 31, 2020, 2021 and 2022 (each such year, an “Annual Performance Period” and collectively, the “Performance Period”), the Compensation Committee of the Company’s Board of Directors (the “Committee”) shall determine performance targets  (each a “Performance Target”) applicable to the current Annual Performance Period.  The Committee may also establish a modifier (up or down) based on achievement of performance targets over the Performance Period. Such targets will be communicated annually to the Employee.

For purposes of determining the number of Incentive Stock Rights that the Employee will earn at the end of the Performance Period, performance will be calculated as the simple average of the actual level of attainment of the Performance Targets for each Annual Performance Period plus or minus the application of any three-year modifier as determined by the Committee.  Any Incentive Stock Rights that are not earned pursuant to Sections 3 and 4 at the end of the Performance Period shall be forfeited.

(b)  Any Incentive Stock Rights that are earned pursuant to Sections  3 and 4 (after taking into account the proration adjustments referenced in Section 4 (the “Proration Factor”), if applicable) shall be referred to as the “Earned Units,” provided,  however, that if the numerator of the Proration Factor is less than 3, all Incentive Stock Rights shall be forfeited upon a termination of employment for any reason.

4.  Service Based Vesting Requirement.  Subject to the exceptions set forth below, the Employee must remain in continuous employment with the Company until the expiration of the Performance Period in order to meet the Service Based Vesting Requirement.  If the Employee’s employment with the Company terminates on or before the expiration of the Performance Period, any Earned Units shall be treated in the manner set forth in this Section 4, provided further that in the event of a “Termination without Cause” as indicated in Section 4(b) or “Reduction in

© 2020 Corning Incorporated. All Rights Reserved.

Force” as indicated in Section 4(b), Employee must also sign a Memorandum of Understanding (“MOU”) documenting the termination in a form offered by and acceptable to the Company to obtain any Earned Units described in this section. Failure to sign a MOU in this event will result in forfeiture of all Earned Units on terms similar to those outlined in section 4(g).

Event	Termination Date Occurs in 1st Annual Performance Period	Termination Date Occurs After 1st Annual Performance Period	# of Earned Units Proration Factor (subject to the limitation in Section 3(b))
(a) Retirement at or after Age 55, provided that the Employee has at least five (5) years of active service with Corning	Employee vests in 100% of the Earned Units (after taking the Proration Factor into account) based on actual performance over the Performance Period	Employee vests in 100% of the Earned Units based on actual performance over the Performance Period	Prorated by a ratio the numerator of which is the number of full calendar months the Employee was actively employed during the first Annual Performance Period and the denominator of which is 12
(b) Termination without Cause Reduction in Force or Retirement at or after Age 55 (where the Employee has less than five (5) years of active service with Corning), or	Employee vests in 100% of the Earned Units (after taking the Proration Factor into account) based on actual performance over the Performance Period	Employee vests in 100% of the Earned Units (after taking the Proration Factor into account) based on actual performance over the Performance Period

Prorated by a ratio the numerator of which is the number of full calendar months the Employee was actively employed during the Performance Period through the Termination Date, and the denominator of which is 36

(c) Death, or (d) Disability, or (e) Divestiture or Discontinuance of Certain Company’s Operations, or (f) Change of Control

Employee vests in 100% of the Earned Units (after taking the Proration Factor into account) and the Performance Targets shall be deemed attained based on actual performance for the first Annual Performance Period and 100% target performance for all other Annual Performance Periods

Employee vests in 100% of the Earned Units and the Performance Targets shall be deemed attained at actual performance for any completed Annual Performance Period and 100% target performance for all other Annual Performance Periods

Prorated by a ratio the numerator of which is the number of full calendar months the Employee was actively employed during the first Annual Performance Period and the denominator of which is 12.
(g) Voluntary Termination or Termination for Cause	Employee forfeits all of the Incentive Stock Rights	Employee forfeits all of the Incentive Stock Rights	None

5.  Definitions. For purposes of this Agreement,

(a)   “Termination Date” shall mean the last day on which the Employee provides services to the Company (notwithstanding any applicable severance periods).

(b)  “Cause” shall mean the Employee’s:

(A)  conviction of a felony or conviction of a misdemeanor involving moral turpitude (from which no further appeals have been or can be taken);

(B)  material breach of the Company’s Code of Conduct;

(C)  gross abdication of duties as an employee of the Company, which conduct remains uncured by the Employee for a period of at least 30 days following written notice thereof to the Employee by the Company, in each case as determined in good faith by the Company; or

(D)  misappropriation of the Company’s assets, personal dishonesty or business conduct which causes material or potentially material financial or reputational harm for the Company;

provided,  however, that no act or failure to act on the Employee’s part shall be deemed to be a termination for Cause if done, or omitted to be done, in good faith, and with the reasonable belief that the action or omission was in the best interests of the Company.

(c)  “Disability” shall mean the Employee’s termination of employment with the Company as a result of a total and permanent disability as that term is defined in the long-term disability plan applicable to the Employee.

(d)  “Change of Control” shall mean an event that is “a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (the “Code”), and that also falls within one of the following circumstances:

(A)  an offerer (other than the Company) purchases shares of the Company’s Common Stock pursuant to a tender or exchange offer for such shares;

(B)  any person (as such term is used in Sections 13(d) and 14(d) (2) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(C)  the membership the Company’s Board of Directors changes as the result of a contested election or elections, such that a majority of the individuals who are directors at any particular time were initially placed on the Board of Directors as a result of such a contested election or elections occurring within the previous two years; or

(D)  the consummation of a merger in which the Company is not the surviving corporation, consolidation, sale or disposition of all or substantially all of the Company’s assets or a plan of partial or complete liquidation approved by the Company’s shareholders.

6.  Time of Payment.

(a)  Except as noted below, Earned Units shall vest and be released on April 14, 2023 (“Vesting and Release Date”).

(b)  In the event of a termination of employment due to Sections 4(c), 4(d) or 4(e), Earned Units will be distributed, net of tax withholdings, within 60 days following (i) the Termination Date, or (ii) the determination of results for the first Annual Performance Period, whichever date is later.

(c)  In the event of a Change of Control, in accordance with Section 4(f), Earned Units shall be paid, net of tax withholdings, within 60 days following (i) the effective date of the Change of Control, or (ii) the determination of results for the first Annual Performance Period, whichever date is later.

(d)  All Incentive Stock Rights that have not been earned as of the Vesting and Release Date shall be forfeited.

(e)  In the event that the Earned Units become subject to Social Security and/or Medicare taxes prior to the Vesting and Release Date, the Company shall withhold a number of Incentive Stock Rights equal in value to (i) the applicable Federal Insurance Contributions Act (“FICA”) tax imposed under Code Sections 3101, 3121(a), and 3121(v)(2) on the Incentive Stock Rights (the “FICA Amount”) and (ii) the applicable federal, state, local or foreign income taxes owed as a result of the withholding of the Incentive Stock Rights to pay the FICA Amount.  Any subsequent payment under this Agreement will be reduced by the amount withheld under this Section 6(e).

7.  Form of Payment.  At the time specified in Section 6, the Company will make an appropriate book-entry, for the number of shares of Common Stock equal to the number of Earned Units (net of tax withholdings).  An Employee shall have no further rights with regard to the Incentive Stock Rights once the underlying shares of Common Stock have been delivered.  The number of shares of Common Stock which Corning must deliver pursuant to this Agreement shall be reduced by the value of all taxes which the Company is required by law to withhold by reason of such delivery.

8.  Voting Rights.  Because the Incentive Stock Rights do not constitute shares of Common Stock (but rather the right to receive shares in the future upon satisfaction of the specified service based vesting conditions), the grant of Incentive Stock Rights shall not provide the Employee with any shareholder voting rights until the Earned Units are converted to shares of Common Stock.

9.  Dividend Equivalents.  The Employee’s Earned Units shall be credited with dividend equivalents in a manner that is consistent with the manner in which dividends are paid on shares of Common Stock.  Dividend equivalents shall be accumulated over the vesting period and paid in cash at the same time that the Earned Units are paid in Section 6.  The Company shall establish rules and administrative processes that apply to dividend equivalents that shall be binding on the Employee.  No dividend equivalents shall be paid on Incentive Stock Rights that have been forfeited or have not been earned pursuant to Sections 3 and 4.

10.  Recoupment/Claw-back.  Notwithstanding anything in this Agreement to the contrary, the Incentive Stock Rights and any payments made pursuant to this Agreement shall be subject to claw-back or recoupment as mandated by applicable law, rules, regulations or Company policy as enacted, adopted or modified from time to time.

11.  Transfers.  If the Employee is transferred from the Company to a Subsidiary, from a Subsidiary to the Company or from one Subsidiary to another, the Employee’s employment with the Company shall not be deemed to have terminated;  provided,  however, that the Subsidiary is owned 50% or greater by the Company.

12.  Section 409A.

(a)  The Incentive Stock Rights are intended to comply with or be exempt from Section 409A of the Code and shall be administered and interpreted in accordance with that intent.  If any provision of the Plan or this Agreement would, in the reasonable good faith judgment of the Committee, result or likely result in the imposition on the Employee of a penalty tax under Section 409A, the Committee may modify the terms of the Plan or this Agreement, without the consent of the Employee, in the manner that the Committee may reasonably and in good faith determine to be necessary or advisable to avoid the imposition of such penalty tax.  This Section  12 does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the Incentive Stock Rights will not be subject to taxes, interest and penalties under Section 409A.

(b)  Notwithstanding anything to the contrary in the Plan or this Agreement, to the extent that the Incentive Stock Rights constitute deferred compensation for purposes of Section 409A and the Employee is a “Specified Employee” (within the meaning of the Committee’s established methodology for determining “Specified Employees” for purposes of Section 409A), no payment or distribution of any amounts with respect to the Incentive Stock Rights that are subject to Section 409A may be made before the 15th day of the seventh month following the Employee’s “Separation from Service” from the Company (as defined in Section 409A) or, if earlier, the date of the Employee’s death.

(c)  The actual Payment Date pursuant to Section 6 shall be within the sole discretion of the Company.  In no event may the Employee be permitted to control the year in which settlement occurs.

13.  Modification/Interpretation.  The Committee shall have the power to alter, amend, modify or terminate the Plan or this Agreement at any time; provided,  however, that no such termination, amendment or modification may adversely affect, in any material respect, the Employee’s rights under this Agreement without the Employee’s consent.  Notwithstanding the foregoing, the Company shall have broad authority to amend this Agreement without the consent of the Employee to the extent it deems necessary or desirable (a) to comply with or take into account changes in or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations, (b) to take into account unusual or nonrecurring events or market conditions, or (c) to take into account significant acquisitions or dispositions of assets or other property by the Company.  The Committee retains the right to reduce any award under this Agreement notwithstanding the attainment of the Performance Targets.  Any amendment, modification or termination shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person.  The Committee shall give written notice to the Employee of any such amendment, modification or termination as promptly as practicable after the adoption thereof.  The foregoing shall not restrict the ability of the Employee and the Company by mutual consent to alter or amend the terms of the Agreement in any manner that is consistent with the Plan and approved by the Committee.

14.  Headings.  The headings of sections and subsections are included solely for convenience of reference and shall not affect the meaning of the provisions of this Agreement.

15.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16.  Entire Agreement.  This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter hereof.  They supersede all other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.

17.  Governing Law.  Except as to matters of federal law, this Agreement and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New York (other than its conflict of law rules).

IN WITNESS WHEREOF, this Agreement has been duly executed by Corning Incorporated

CORNING INCORPORATED

By:	/s/ John P. MacMahon
John P. MacMahon
Senior Vice President, Global Compensation & Benefits Corning Incorporated

© 2020 Corning Incorporated. All Rights Reserved.